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                                                                EXHIBIT 5

                              September 25, 1997


Board of Directors
Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia 30084-4441

        Re:     Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel to Eagle Bancshares, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 185,931 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares"). The Shares include (i) an aggregate of 96,000 shares of Common Stock that are issuable upon the exercise of nonqualified options to purchase Company Common Stock granted by the Company to C. Jere Sechler, Jr., Richard B. Inman, Betty Petrides, LuAnn Durden and William J. Kelley (the "Company Employee Options") and (ii) an aggregate of 79,931 shares of Company Common Stock that are issuable upon exercise of outstanding options and warrants (the "SCFC Options") originally granted by Southern Crescent Financial Corp ("SCFC") to the holders thereof. At the time SCFC granted the SCFC Options, the holders of the SCFC Options served as organizers, directors and/or employees of SCFC and/or its wholly-owned subsidiary, Southern Crescent Bank. On March 26, 1997, SCFC merged (the "Merger") with and into the Company, with the Company as the surviving entity, in accordance with an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"). In connection with the Merger, and pursuant to the Merger Agreement and the warrant and option agreements governing the terms of the respective SCFC Options, at the effective time of the Merger, the SCFC Options were converted into and became warrants or options to purchase Company Common Stock. Pursuant to the Merger Agreement, the number of shares of Company Common Stock issuable upon exercise, and the purchase price per share, of the SCFC Options are based upon the exchange ratio of 1.162 shares of Eagle Common Stock for each share of SCFC Common Stock in the Merger.
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Eagle Bancshares, Inc.
September 25, 1997
Page 2

        The opinion hereinafter set forth is given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

        Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

        In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the record of corporate proceedings, the respective option or warrant agreements governing the terms of the Company Employee Options and the SCFC Options, the Southern Crescent Financial Corp 1995 Directors Stock Incentive Plan (the "SCFC Plan") and the Merger Agreement. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

        As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigate, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

        Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws of any other state. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.
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Eagle Bancshares, Inc.
September 25, 1997
Page 3



Based upon and subject to the foregoing, we are of the following opinion:

(1) the Shares, when issued in accordance with the terms of the respective warrant or option agreement, the SCFC Plan and the Merger Agreement, as applicable, against payment in full of the purchase price therefor set forth in the respective warrant or option agreement and, in the case of the SCFC Options, as adjusted pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.



                                        Very truly yours,

                                        LONG ALDRIDGE & NORMAN LLP


                                        By: /s/ David M. Calhoun
                                            -----------------------------
                                            David M. Calhoun